UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 10, 2004

AMERICAN STANDARD COMPANIES INC.
(Exact name of registrant as specified in its charter)

Delaware	1-11415	13-3465896

(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

One Centennial Avenue, P.O. Box 6820, Piscataway, NJ	08855-6820

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:     (732) 980-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05. COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES
SIGNATURES

ITEM 2.05.   COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

Consistent with information provided by the company during its third-quarter 2004 earnings news release and conference call, American Standard Companies Inc. discloses the following items. The company will incur charges related to operational consolidation activities in each of its businesses as more fully described below. The total cost of these actions will be approximately $36 million ($25 million after tax) of which approximately $27 million ($19 million after tax) will be recorded in the fourth quarter of 2004. Additionally, the company expects to record tax benefits in the fourth quarter that are equal to or higher than the fourth-quarter charges.

As part of an effort to remain cost-competitive and optimize its manufacturing capabilities, the Vehicle Controls business decided on December 10, 2004, to transfer production of certain products from its manufacturing facility in Leeds, UK to a facility in Poland. This action will result in a charge of approximately $12 million ($8 million after tax), including approximately $9 million ($6 million after tax) for job-elimination expenses and post-employment benefits for employees and approximately $3 million ($2 million after tax) of non-cash asset impairment charges. Approximately $3 million ($2 million after tax) will be incurred in the fourth quarter of 2004, with the remainder to be incurred during 2005. The company estimates that the foregoing charges will result in approximately $9 million of cash expenditures, all of which will be paid in 2005. The company expects the transfer of production to be completed by the end of 2005.

On November 25, 2004, a manufacturing facility in the Philippines owned by Sanitarywares Manufacturing Corp., a public Philippine company in which American Standard Inc. has a majority ownership interest, was closed due to continued inefficiencies in manufacturing operations. This will result in a charge of approximately $6 million ($4 million after tax), consisting of a non-cash asset impairment charge of approximately $3 million ($2 million after tax) and costs related to job eliminations for Sanitarywares Manufacturing Corp. employees and shutdown costs of approximately $3 million ($2 million after tax). The company estimates that the foregoing charges will result in approximately $3 million of cash expenditures, which will be paid beginning in the fourth quarter of 2004 and continuing in 2005.

In its efforts to continually improve its effectiveness and efficiency on a global basis, the company expects to incur charges of approximately $18 million ($12 million after tax) related to severance and job eliminations across each of its businesses. The company expects these actions to be completed in the fourth quarter of 2004 and to result in cash expenditures of approximately $18 million dollars, which will be paid primarily in 2005.

SIGNATURES

                    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICAN STANDARD COMPANIES INC.

	By:	/s/ RICHARD S. PARADISE

	Name:	Richard S. Paradise
	Title:	Vice President and Controller

DATE: December 16, 2004